Filed Pursuant to Rule 424 (b) (7)
Registration No. 333-200596

PROSPECTUS SUPPLEMENT
To prospectus dated December 10, 2014

402,447,679 Class A Shares
Representing Limited Partner Interests

This prospectus supplement updates and amends certain information contained in the prospectus dated December 10, 2014, as supplemented by the prospectus supplement dated December 31, 2014 (together, the “Prospectus”), covering the resale by selling stockholders of up to an aggregate of 402,447,679 Class A shares representing limited partner interests in us. This prospectus supplement is not complete without, and may not be utilized except in connection with, the Prospectus, including any amendments or supplements thereto.

Limited partnerships are inherently different than corporations, and investing in our Class A shares involves a high degree of risk. You should carefully consider the risks relating to investing in our Class A shares and each of the other risk factors described under “Risk Factors” on page 2 of the prospectus dated December 10, 2014 before you make an investment in our Class A shares.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Class A shares or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is April 1, 2015

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement is being filed to amend and supplement the information that appears under the caption “Selling Shareholders” in the Prospectus.  Capitalized terms that are not defined in this prospectus supplement are defined in the Prospectus.

SELLING SHAREHOLDERS

On March 26, 2015, (i) KAFU Holdings, L.P. (“KAFU”) transferred a total of 87,435,415 Class B shares, AAP units and general partner units to KAFU Holdings (QP), L.P. (“KAFU QP”); (ii) KA First Reserve XII, LLC (“KAFR”) transferred a total of 424,500 Class B shares, AAP units and general partner units to FRCI, LLC; and (iii) KAFR transferred a total of 565,793 Class B shares, AAP units and general partner units to Kayne Anderson Capital Advisors, L.P. (“KACALP”). On or about March 31, 2015, (i) KAFU exercised the Exchange Right with respect to 529,122 of its Class B shares, AAP units and general partner units and then distributed the resulting 529,122 Class A shares to certain of the selling shareholders listed below; and (ii) KAFU QP exercised the Exchange Right with respect to 290,613 of its Class B shares, AAP units and general partner units and then distributed the resulting 290,613 Class A shares to certain of the selling shareholders listed below.  We are amending the Selling Shareholder table in the Prospectus to reflect these transfers and to include or update information with respect to the transferees of such interests.

Selling Shareholders	Class A Shares Beneficially Owned Prior to the Offering		Percentage of Class A Shares Beneficially Owned Prior to the Offering	Class A Shares Offered Hereby		Class A Shares to be Beneficially Owned After Offering	Percentage of Class A Shares to be Beneficially Owned After Offering
KAFU Holdings, L.P.(1)	6,555,857		1.1%	6,555,857		—	—
KAFU Holdings (QP), L.P.(2)	87,144,802		14.4%	87,144,802
Buena Vista Three Investment Corp.(3)	352,467		*	352,467		—	—
UBS Financial Services Inc. FBO Robert H. Schnell IRA	176,655		*	176,655		—	—
Howard & Marcie Zelikow Living Trust dtd 5/30/07 Howard M. Zelikow and Marcie P. Zelikow, TTEES(4)	88,085		*	88,085		—	—
WHI NFP Fund, LLC(5)	66,387		*	66,387		—	—
Peter H. Neuwirth Trust dtd 12/9/91 Peter H. Neuwirth, Trustee(6)	50,000		*	50,000		—	—
NFS FBO Frank Arentowicz Roth IRA	43,518	(7)	*	34,283	(7)	9,235	*
Minneapolis Jewish Federation DAF Pool #1(8)	24,254		*	24,254		—	—
Minneapolis Jewish Federation Long Term Pool #9(8)	14,799		*	14,799		—	—
Arentowicz-Nichols Revocable Living Trust dtd 8/31/04, Frank Arentowicz & Sara R. Nichols, Trustees(9)	12,999	(10)	*	1,761	(10)	11,238	*
David J. Walsh	7,742	(11)	*	3,742	(11)	4,000	*
Aaron Rosenberg	4,812		*	4,812		—	—
Hardy L. Thomas as Trustee of the HTTT Exemption Trust(12)	2,490		*	2,490		—	—
KA First Reserve XII, LLC(13)	67,122	(14)	*	67,122	(14)	—	—
Kayne Anderson Capital Advisors, L.P.(15)	565,793		*	565,793		—	—
FRCI, LLC(16)	424,500		*	424,500		—	—

*                           Less than one percent.

(1)                   Representatives of the selling shareholder have advised us that the selling shareholder is an affiliate of a U.S. registered broker-dealer; however, the selling shareholder acquired the Class A shares in the ordinary course of business and, at the time of the acquisition, had no agreements or understandings, directly or indirectly, with any party to distribute the Class A shares held by the selling shareholder.

KACALP serves as the manager of the selling shareholder. Richard A. Kayne is the controlling owner of KACALP, and Robert Sinnott is the portfolio manager of the selling shareholder. Therefore each of Messrs. Kayne and Sinnott may be deemed to exercise shared voting and dispositive power over the Class A shares held by the selling shareholder. Each of Messrs. Kayne and Sinnott disclaims beneficial ownership of any of our Class A shares held by the selling shareholder except to the extent of his pecuniary interest therein.

(2)                   Representatives of the selling shareholder have advised us that the selling shareholder is an affiliate of a U.S. registered broker-dealer; however, the selling shareholder acquired the Class A shares in the ordinary course of business and, at the time of the acquisition, had no agreements or understandings, directly or indirectly, with any party to distribute the Class A shares held by the selling shareholder.

Each of Robert Sinnott, portfolio manager of the selling shareholder, and Richard Kayne, controlling owner of the manager of the selling shareholder, KACALP, exercises sole voting and dispositive power over the Class A shares held by the selling shareholder. Each of the foregoing individuals disclaims beneficial ownership of any of our Class A shares held by the selling shareholder except to the extent of his pecuniary interest therein.

(3)                   Kenneth H. Iscol, President of the selling shareholder, exercises sole voting and dispositive power over the Class A shares held by the selling shareholder. Mr. Iscol disclaims beneficial ownership of any of our Class A shares held by the selling shareholder except to the extent of his pecuniary interest therein.

(4)                   Both of Howard Zelikow and Marcie Zelikow are trustees of the selling shareholder and exercise sole voting and dispositive power over the Class A shares held by the selling shareholder. Each of the foregoing individuals disclaims beneficial ownership of any of our Class A shares held by the selling shareholder except to the extent of his or her pecuniary interest therein.

(5)                   Each of John Cutler, portfolio manager of the selling shareholder, and Jack Polsky, President of the manager of the selling shareholder, William Harris Investors, Inc., exercises sole voting and dispositive power over the Class A shares held by the selling shareholder. Each of the foregoing individuals disclaims beneficial ownership of any of our Class A shares held by the selling shareholder except to the extent of his pecuniary interest therein.

(6)                   Peter H. Neuwirth, trustee of the selling shareholder, exercises sole voting and dispositive power over the Class A shares held by the selling shareholder. Mr. Neuwirth disclaims beneficial ownership of any of our Class A shares held by the selling shareholder except to the extent of his pecuniary interest therein.

(7)                   The selling shareholder received 34,283 Class A shares in the transfer from KAFU QP, in addition to the 9,235 Class A shares  previously owned.

(8)                   Each of Gil Mann, Chief Executive Officer, Myra L. Giesener, Chief Financial Officer, Linda Ketover, President, and Jerel Shapiro, Treasurer, of the selling shareholder, exercises sole voting and dispositive power over the Class A shares held by the selling shareholder. Each of the foregoing individuals disclaims beneficial ownership of any of our Class A shares held by the selling shareholder except to the extent of his or her pecuniary interest therein.

(9)                   Both of Frank Arentowicz and Sara R. Nichols are trustees of the selling shareholder and exercise sole voting and dispositive power over the Class A shares held by the selling shareholder. Each of the foregoing individuals disclaims beneficial ownership of any of our Class A shares held by the selling shareholder except to the extent of his or her pecuniary interest therein.

(10)            The selling shareholder received 1,761 Class A shares in the transfer from KAFU QP, in addition to the 11,238 Class A shares previously owned.

(11)            The selling shareholder received 3,742 Class A shares in the transfer from KAFU QP, in addition to the 4,000 Class A shares previously owned.

(12)            Hardy L. Thomas, trustee of the selling shareholder, exercises sole voting and dispositive power over the Class A shares held by the selling shareholder. Mr. Thomas disclaims beneficial ownership of any of our Class A shares held by the selling shareholder except to the extent of his pecuniary interest therein.

(13)            Representatives of the selling shareholder have advised us that the selling shareholder is an affiliate of a U.S. registered broker-dealer; however, the selling shareholder acquired the common units in the ordinary course of business and, at the time of the acquisition, had no agreements or understandings, directly or indirectly, with any party to distribute the common units held by the selling shareholder.

The board of managers of the selling shareholder, which acts by majority approval, exercises voting and dispositive power over the Class A shares held by the selling shareholder. The members of the board of managers are Kevin McCarthy, James Baker, Timothy Day, Kenneth Moore, Gary Reaves II and Michael France. Each of the members of the board of managers disclaims beneficial ownership of any of our Class A shares held by the selling shareholder except to the extent of his pecuniary interest therein.

(14)            The selling shareholder previously sold 14,000,000 Class A shares under the Prospectus.

(15)            Representatives of the selling shareholder have advised us that the selling shareholder is an affiliate of a U.S. registered broker-dealer; however, the selling shareholder acquired the Class A shares in the ordinary course of business and, at the time of the acquisition, had no agreements or understandings, directly or indirectly, with any party to distribute the Class A shares held by the selling shareholder.

Each of Robert Sinnott, Chief Executive Officer of the selling shareholder, and Richard Kayne, controlling owner of the selling shareholder, exercises sole voting and dispositive power over the Class A shares held by the selling shareholder. Each of the foregoing individuals disclaims beneficial ownership of any of our Class A shares held by the selling shareholder except to the extent of his pecuniary interest therein.

(16)            Both of John Charles Frey and Kevin McCarthy are Managing Members of the selling shareholder and exercise sole voting and dispositive power over the Class A shares held by the selling shareholder. Each of the foregoing individuals disclaims beneficial ownership of any of our Class A shares held by the selling shareholder except to the extent of his pecuniary interest therein.